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                                                                     Exhibit 3.5



                      LEXINGTON CORPORATE PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

                   RECLASSIFYING REACQUIRED AND UNISSUED STOCK

         LEXINGTON CORPORATE PROPERTIES TRUST, a Maryland statutory real estate investment trust, having its principal office in Baltimore City, Maryland (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust, as amended to date (the "Declaration"), and in accordance with Section 8-203 of the Maryland REIT Law, the Board of Trustees has adopted a resolution (i) duly reclassifying 2,000,000 authorized and previously issued (but now reacquired through conversion thereof) shares of Class A Senior Cumulative Convertible Preferred Stock, par value $.0001 per share, of the Trust (the "Class A Preferred Stock"), into 2,000,000 shares of Preferred Stock, par value $.0001 per share, of the Trust (the "Undesignated Preferred Stock"), subject to further classification or reclassification and issuance by the Board of Trustees and (ii) duly reclassifying 2,000,000 authorized and unissued shares of Excess Class A Preferred Stock, par value $.0001 per share, of the Trust (the "Excess Class A Stock"), into 2,000,000 shares of Excess Stock, par value $.0001 per share, of the Trust (the "Excess Stock"), subject to further classification or reclassification and issuance by the Board of Trustees.

         SECOND: The reclassification (i) increases the number of shares classified as Undesignated Preferred Stock from 8,000,000 shares immediately prior to the reclassification to 10,000,000 shares immediately after the reclassification; (ii) decreases the number of shares classified as Class A Preferred Stock from 2,000,000 shares immediately prior to the reclassification to no shares immediately after the reclassification; (iii) increases the number of shares classified as Excess Stock from 38,000,000 shares immediately prior to the reclassification to 40,000,000 shares immediately after the reclassification; and (iv) decreases the number of shares classified as Excess Class A Stock from 2,000,000 shares immediately prior to the reclassification to no shares immediately after the reclassification.

         THIRD: The terms of the Undesignated Preferred Stock and the Excess Stock (including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are set forth in the Declaration and are not changed by these Articles Supplementary.

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         IN WITNESS WHEREOF, LEXINGTON CORPORATE PROPERTIES TRUST has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 17, 2003.

WITNESS:                                    LEXINGTON CORPORATE PROPERTIES TRUST

/s/ Paul R. Wood                            By:  /s/ T. Wilson Eglin
---------------------------                      -------------------------------
    Paul R. Wood, Secretary                        T. Wilson Eglin, President

         THE UNDERSIGNED, President of LEXINGTON CORPORATE PROPERTIES TRUST, who executed on behalf of the Trust the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the trust act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                /s/ T. Wilson Eglin
                                                --------------------------------
                                                T. Wilson Eglin, President

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